STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) made and entered into as of June 8, 2007, between NT Holding Corp. (referred to herein as the “Company” and the “Seller”), a Nevada corporation, and Liang Yan Qiong, an individual resident of China (the “Buyer”).

This Agreement sets forth the terms and conditions upon which Seller is selling to the Buyer and the Buyer is purchasing from the Seller all of the stock in Perfect Growth Venture Corp.(“Perfect Growth”), a British Virgin Islands company and wholly-owned subsidiary of the Company (the “Perfect Growth Stock”). Perfect Growth is the parent company of both Shanxi Jinhai Metal Group Limited and American-Asia Metallurgical Industry Limited.

In consideration of the mutual agreements contained herein, the parties hereby agree as follows:

I. SALE OF THE SHARES.

1.01

Perfect Growth Stock being Sold. Subject to the terms and conditions of this Agreement, the Seller is selling the Perfect Growth Stock to the Buyer.

1.02

Consideration.

(a)

Purchase Price. “The Purchase Price” of the Perfect Growth Stock shall be the assumption by Buyer of certain liabilities and certain assets of the Company, Perfect Growth and its subsidiaries as set forth on Schedule 1 attached hereto.  The Purchase Price is based on information included in the Perfect Growth Balance Sheet as of March 31, 2007 (Unaudited) approved by the management of the Company and attached hereto as Schedule 2.

1.03

Closing. The Closing of the transactions shall take place on June 8, 2007, or at such other date and time as the parties may mutually agree in writing.

1.05

Delivery by the Seller. At the Closing, the Seller shall deliver to Buyer an executed bill of sale representing the transfer of Perfect Growth Stock to the Buyer.

II. RELATED TRANSACTIONS.

1.1

Finder. The Seller and the Buyer acknowledge that there were no finders with respect to the transaction contemplated herein.

III. REPRESENTATIONS AND WARRANTIES OF COMPANY AND SELLER.

The Company and the Seller hereby represent and warrant as follows:

3.01

Organization, Capitalization, etc.  Perfect Growth is a corporation duly organized, validly existing, and in good standing under the laws of the British Virgin Islands, and is qualified in no other jurisdiction.

3.02

Authority; No Violation. The execution and delivery of this Agreement by the Company and by the Seller, and the consummation by them of the transactions contemplated hereby have been duly authorized. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of the Certificate of Incorporation or bylaws of the Company, or of any contract, commitment, indenture, other agreement or restriction of any kind or character to which the Company or Seller is a party or by which the Company or the Seller is bound.

3.03

Absence of Certain Changes. Since the Company’s last filing with the SEC, Perfect Growth has not:

(a)

Suffered any material adverse change in financial condition, assets, liabilities, business, or prospects;

(b)

Incurred any additional obligations or liabilities (whether absolute, accrued, contingent, or otherwise) which it either has not previously satisfied or will not satisfy at or before Closing;

(c)

Paid any claim or discharged or satisfied any lien or encumbrance or paid or satisfied any liability (whether absolute, accrued, contingent, or otherwise) outside the ordinary course of business;

(d)

Declared, paid, or set aside for payment to its stockholders any dividend or other distribution in respect of its capital stock or redeemed or purchased or otherwise acquired any of its capital stock or any options relating thereto or agreed to take any such action; or

(e)

Made any material change in any method of accounting or accounting practice.

3.04

Litigation. To the knowledge of the Company or the Seller, there are no actions, proceedings, or investigations pending or threatened against Perfect Growth, and neither the Company nor the Seller know or have any reason to know of any basis for any such action, proceedings, or investigation. There is no event or condition of any kind or character pertaining to the business, assets, or prospects of Perfect Growth that may materially and adversely affect such business, assets or prospects.

3.05

Disclosure. No representation or warranty by the Seller contained in this Agreement, and no statement contained in any instrument, list, certificate, or writing furnished to the Buyer pursuant to the provisions hereof or in connection with the transaction contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading or necessary in order to provide a prospective purchaser of the business of the Company with proper information as to the Company and its affairs.

3.06 Ownership of Perfect Growth Stock. Seller is the record and beneficial owner of all Perfect Growth Stock to be transferred to the Buyer pursuant to this Agreement.  All of the Perfect Growth Stock delivered by the Seller is free and clear of all voting trusts, agreements, arrangements, encumbrances, liens, claims and liabilities of every nature, and Seller is conveying clear and unencumbered title thereto to the Perfect Growth Stock.

3.07   Responsibility through Closing Date.  Buyer shall be responsible for all bills, invoices, contingent liabilities and commitments incurred by the Company or Perfect Growth before the Closing Date and in association with the Closing.

IV. REPRESENTATIONS AND WARRANTIES BY BUYER.

Buyer hereby represents and warrant as follows:

4.01

Authority; No Violation. The execution and delivery of this Agreement by the Buyer and the consummation of the transactions contemplated hereby by Buyer has been duly authorized. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of any contract, commitment, indenture, other agreement or restriction of any kind or character to which any of the individual Buyer is a party or by which any of the individual Buyer is bound.

4.02

Representations Regarding the Acquisition of the Perfect Growth Stock.

(a)

The Buyer understands the speculative nature and the risks of investments associated with the Company and confirms that he, she or it is able to bear the risk of the investment;

(b)

The Buyer has had the opportunity to ask questions of the Company and the Seller and receive additional information from the Company to the extent that the Company possessed such information, or could acquire it without unreasonable effort or expense necessary to evaluate the merits and risks of any investment in the Company. Further, the Buyer has been given: (1) all material books and records of the Company; (2) all material contracts and documents relating to the proposed transaction; and (3); an opportunity to question the appropriate executive officers of the Company and Seller.

(d)

The Buyer has sufficient knowledge and experience in financial and business matters, and is sufficiently familiar with investments of the type represented by the Perfect Growth Stock, including familiarity with previous private and public purchases of speculative and restricted securities, that it is capable of evaluating the merits and risks associated with purchase of the Perfect Growth Stock; and

(e)

In evaluating the merits of the purchase of the Perfect Growth Stock, Buyer has relied solely on his, her or its own investigation concerning the Company and has not relied upon any representations provided by the Company or by the Seller.

 V. SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION.

5.01

Survival of Representations. The representations, warranties and covenants made by the parties in this Agreement and in any other certificates and documents delivered in connection herewith shall survive the Closing and shall apply until the first anniversary of the Closing Date.

VI. ADDITIONAL CONDITIONS TO CLOSING

0.1

Obligation of Buyer to Close. The Buyer shall not be obligated to close this transaction unless he, she or it is satisfied, following reasonable investigation, that all of the representations of Seller as of the date of execution of this Agreement and as of the date of Closing under this Agreement are true and correct in all material respects.

VII. MISCELLANEOUS

7.01

Expenses. Each of the parties shall bear its own expenses incurred in conjunction with the Closing hereunder.

 7.02

Further Assurances. From time to time, at the request of the Buyer and without further consideration, the Seller shall execute and transfer such documents and take such action as the Buyer may reasonably request in order to effectively consummate the transactions herein contemplated.

7.03

Parties in Interest. All the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the heirs, beneficiaries, representatives, successors, and assigns of the parties hereto.

7.04

Prior Agreements; Amendments. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof. This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective successors or assigns.

7.05

Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

7.06

Confidentiality. Each party hereby agrees that all information provided by the other party and identified as "confidential" will be treated as such, and the receiving party shall not make any use of such information other than with respect to this Agreement. If the Agreement shall be terminated, each party shall return to the other all such confidential information in their possession, or will certify to the other party that all of such confidential information that has not been returned has been destroyed.

7.07

Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed (registered or certified mail, postage prepaid, return receipt requested) to the parties at their address specified on the signature page hereto, with a copy sent as indicated on the signature page.

7.08

Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.09

Applicable Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Nevada.

[Remainder of page intentionally left blank; signature page to follow.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Buyer, the Seller and the Company on the date first above written.

BUYER: Liang Yan Qiong _/s/ Liang Yan Qiong______________	Buyer’s Address for Notices: ______________________________ ______________________________ ______________________________ ______________________________
SELLER: NT HOLDING CORP. /s/ Chun Ka Tsun________________ Chun Ka Tsun, Chairman and CEO	With a copy to: Vincent & Rees, L.C. 175 East 400 South Suite 610 Salt Lake City, Utah 84111

Seller’s Address for Notices:
8th Floor, No. 211 Johnston Road Wanchai, Hong Kong

Schedule 1

“Purchase Price”

1.

Buyer will assume $2 million liabilities associated with Perfect Growth Venture Corp. owed to the former owners of Shanxi Jinhai Metal Group Limited.

2.

Seller will assign $502,156 accounts receivable (as of March 31, 2007) from System Wealth Limited (from sales of Shanxi Fujia) to Buyer.

Schedule 2

PERFECT GROWTH VENTURE CORP.

BALANCE SHEET AS OF MARCH 31, 2007 (UNAUDITED)

ASSETS

Current assets
Cash	$5,765
Account receivables	178,619
Inventories	3,960,186
Prepayments	786,246
Other receivables	2,048,316
Total current assets	6,979,132
Construction in Progress	4,085,810
Plant and equipment	4,468,384
TOTAL ASSET	$15,533,326

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES

Current liabilities
Account payables	$3,619,862
Other payable	296,590
Tax payable	364,022
Short term loan	1,546,305
Payable to ex - shareholders of Shanxi Jinhai	2,000,000
Accrued expenses	461,339
Deferred Revenue	4,872,813
Total current liabilities	13,160,931
Long term liabilities	307,417
TOTAL LIABILITIES	13,468,348

MINORITY INTEREST	2,986,766

Shareholders equity
Common stock	-
Retained earnings	(1,106,986)
Accumulated other comp. income	185,198
Total shareholders equity	(921,788)

TOTAL LIABILITIES & SHAREHOLDER EQUITY	$15,533,326

PERFECT GROWTH VENTURE CORP.

STATEMENT OF OPERATIONS FOR THE PERIOD ENDED

MARCH 31, 2007 (UNAUDITED)

REVENUE	$5,288,050

COST OF SALES	5,268,638

GROSS PROFIT	19,412

OPERATING EXPENSES
G&A expenses	260,322
Selling and distribution expenses	1,657

TOTAL EXPENSES	261,979

LOSS FROM OPERATIONS	(242,567)

OTHER INCOME	(9,647)

FINANCE COST	(102,173)

PROFIT BEFORE TAXATION	(354,387)

TAX EXPENSES	1,261

PROFIT AFTER TAXATION	(353,126)

MINORITY INTERESTS	148,313

PROFIT AFTER MINORITY INTERESTS	(204,813)

Foreign currency translation gain (loss)	(5,973)

COMPREHENSIVE INCOME	$(210,786)